              Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date: March 5, 2008

Contact:	Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ISSUES
TRUST PREFERRED SECURITIES

Capital Raised to
Support Strong Growth

Assets Almost Tripled
During Last 5 Years

Smithtown, NY, March 5, 2008 - Smithtown Bancorp (NASDAQ: SMTB), the parent company of Bank of Smithtown, today issued $20 million of trust preferred securities in a private placement.

Brad Rock, the Company’s Chairman & CEO, commented: “Our Company continues to grow rapidly, and we feel that this is the most cost efficient way to add capital to support that growth without diluting the interests of our existing common shareholders.”

During the last five years, the Company’s assets have almost tripled, with assets of approximately $1.23 billion at the end of February. The Company recently announced that it expects to have three new branches open in the next four months, and that it should have approximately 25 branches open by the end of 2009.

The Company has issued trust preferred securities to support its growth on two previous occasions, for $11 million in September 2003, and $7 million in March 2006. Both of those issues were placed through private pooled offerings.

Bank of Smithtown is a community bank which has served Long Island since 1910. The shares of the parent company, Smithtown Bancorp, are traded on NASDAQ under the symbol “SMTB”. Over the past 13 years, the value of the Company’s shares has grown by a compounded annual growth rate of 28% per year.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “appear” or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.